Utz Brands Reports Fourth Quarter and Full Year 2022 Results

Hanover, PA – March 2, 2023 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for the Company’s fiscal fourth quarter and full year ended January 1, 2023.

4Q’22 Summary:

•Net sales increased 17.9% year-over-year to $354.7 million
•Organic Net Sales increased 15.9% year-over-year
•Gross profit margin expanded to 32.5% vs. 30.1% in the year-ago period
•Adjusted Gross Profit Margin expanded to 36.6% vs. 34.4% in the year-ago period
•Net income of $13.8 million vs. a net loss of $(16.2) million in the year-ago period
•Adjusted EBITDA increased 17.0% year-over-year to $44.1 million

FY’22 Summary:

•Net sales increased 19.3% year-over-year to $1,408.4 million
•Organic Net Sales increased 15.5% year-over-year
•Net loss of $(14.0) million vs. net income of $8.0 million in the year-ago period
•Adjusted EBITDA increased 9.2% year-over-year to $170.5 million

FY’23 Outlook Highlights:

•Utz expects Organic Net Sales growth of 4% to 6%. The Company expects to grow Adjusted EBITDA by 6% to 10%.

See the description of the Non-GAAP financial measures mentioned in this press release and reconciliations of the Non-GAAP adjusted measures to the most comparable GAAP measures in the tables that accompany this press release.

“I’m proud of our team’s execution amidst a challenging environment to deliver strong full-year results that exceeded the outlook we set at the beginning of 2022. Our Utz associates did an exceptional job delivering those results while building for an even brighter future,” said Howard Friedman, Chief Executive Officer of Utz. “Looking ahead to 2023, we are well-positioned for another year of sales and Adjusted EBITDA growth, while we continue to make investments in our people, brands, selling infrastructure, and supply chain capabilities. I’m thrilled to be leading Utz at such an exciting time in our growth journey, and I look forward to building on our strong 100-year foundation.”

Fourth Quarter and Full Year 2022 Financial Highlights

	13-Weeks Ended				52-Weeks Ended
(in $millions, except per share amounts)	January 1, 2023	January 2, 2022		% Change	January 1, 2023	January 2, 2022	% Change

Net Sales	$354.7	$300.9		17.9%	$1,408.4	$1,180.7	19.3%
Organic Net Sales	348.9	300.9		15.9%	1,364.2	1,180.7	15.5%

Gross Profit	115.4	90.5		27.5%	449.1	383.9	17.0%
Gross Profit Margin	32.5%	30.1%	246	bps	31.9%	32.5%	(63)	bps
Adjusted Gross Profit	129.7	103.5		25.3%	504.1	425.2	18.6%
Adjusted Gross Profit Margin	36.6%	34.4%	217	bps	35.8%	36.0%	(22)	bps

Net Income (loss)	13.8	(16.2)		nm	(14.0)	8.0	nm
Net Income Margin	3.9%	(5.4)%		nm	(1.0)%	0.7%	nm
Adjusted Net Income	21.5	16.0		34.4%	77.7	80.3	(3.2)%
Adjusted EBITDA	44.1	37.7		17.0%	170.5	156.2	9.2%
Adjusted EBITDA Margin	12.4%	12.5%	(9)	bps	12.1%	13.2%	(112)	bps
Basic Earnings Per Share	$0.18	$(0.10)		nm	$—	$0.26	nm
Adjusted Earnings Per Share	$0.15	$0.11		33.1%	$0.55	$0.57	(3.5)%

Fourth Quarter 2022 Results

Net sales in the quarter increased 17.9% to $354.7 million compared to $300.9 million in the fourth quarter of 2021. The increase in net sales was driven by Organic Net Sales growth of 15.9% and acquisitions of 3.0%, partially offset by the Company’s continued shift to independent operators and the resulting increase in sales discounts that impacted net sales growth by (1.0%).

Organic Net Sales growth was driven by favorable price/mix of 17.9%, partially offset by volume declines of (2.0%). The volume decline was primarily due to SKU rationalization focused on reductions in private label and certain partner brands, and lapping stronger activity in the Mass channel in the prior year.

For the 13-week period ended January 1, 2023, the Company’s retail sales, as measured by IRI MULO-C, increased 14.3% versus the prior-year period and the Company’s Power Brands’ retail sales increased 15.1% versus the prior-year period(1). Power Brands’ sales growth versus the prior-year period was led by Utz®, On The Border®, Zapp’s®, Hawaiian®, Boulder Canyon®, and TGI Fridays®. The Company’s Foundation Brands retail sales increased 9.4%(2).

(1) IRI Total US MULO-C, custom Utz Brands hierarchy, on a pro forma basis.
(2) IRI does not include certain Partner Brands and Private Label sales that are not assigned to Utz Brands.

Gross profit increased 27.5% to $115.4 million, or 32.5% as a percentage of net sales, compared to gross profit of $90.5 million, or 30.1% as a percentage of net sales, in the prior-year period. Adjusted Gross Profit increased 25.3% to $129.7 million, or 36.6% as a percentage of net sales, compared to Adjusted Gross Profit of $103.5 million, or 34.4% as a percentage of net sales, in the prior-year period. The increase in Adjusted Gross Profit as a percentage of net sales was primarily driven by higher net price realization, improved mix, and ongoing benefits from the Company’s productivity programs. These benefits were partially offset by higher commodity, transportation, and labor inflation, which are collectively the result of industry-wide supply chain challenges. Additionally, the Company estimates that the continued shift to Independent Operators negatively impacted Adjusted Gross Margins by approximately 100 basis points, but with offsetting benefits in Selling, Distribution, and Administrative (“SD&A”) expense.

The Company reported a net income of $13.8 million compared to loss of $(16.2) million in the prior-year period. Adjusted Net Income in the quarter increased 34.4% to $21.5 million compared to $16.0 million in the prior-year period.

Adjusted EBITDA increased 17.0% to $44.1 million, or 12.4% as a percentage of net sales, compared to Adjusted EBITDA of $37.7 million, or 12.5% as a percentage of net sales, in the prior year period. The Adjusted EBITDA margin performance versus last year was the result of higher Adjusted Gross Profit, offset by higher Adjusted SD&A expense, both versus the prior-year period. Consistent with the Company’s expectations, SD&A expense increased in the quarter primarily driven by higher accruals for incentive compensation, and increased investments in our people, brands, selling infrastructure, and supply chain capabilities to support growth.

Balance Sheet and Cash Flow Highlights

•As of January 1, 2023
◦Cash on hand of $72.9 million and $163.0 million was available under the Company’s revolving credit facility, providing liquidity of approximately $236 million.

◦Net debt of $860.3 million resulting in a Net Leverage Ratio of 5.0x based on Normalized Adjusted EBITDA of $170.7 million for fiscal 2022, before giving effect to anticipated acquisition synergies of $7.9 million in fiscal 2022(3).

•For the 52-weeks ended January 1, 2023
◦Cash flow provided by operations was $48.2 million, which is comprised of $71.2 million of operating cash flows less the buyout of third-party distributors of $23.0 million.

◦Capital expenditures were $88.0 million, of which $38.4 million was related to the purchase of the Kings Mountain facility, and $49.6 million was primarily related to growth investments.

(3) Anticipated acquisition synergies represent identified unrealized integration-related cost savings. The inclusion of these cost savings was originally assumed in the Company’s fiscal 2022 leverage outlook provided on November 10, 2022.

Fiscal Year 2023 Outlook

In fiscal 2023, the Company expects:

•Total net sales growth of 3% to 5% and Organic Net Sales growth of 4% to 6%, with the Company’s continued shift to Independent Operators impacting total net sales growth by (1.0%). Net sales growth is expected to be driven by net price realization, increased marketing and innovation, and continued distribution gains of the Company’s Power Brands, partially offset by the Company’s SKU rationalization program. Based on these assumptions, the Company expects sales volumes consistent with fiscal 2022.

•Adjusted EBITDA growth of 6% to 10% as gross margin expansion is expected to more than offset higher advertising and marketing expenses, and continued investments in capabilities and selling infrastructure.

The Company also expects:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 20% to 22%;
•Interest expense of approximately $55 million;
•Capital expenditures in the range of $50 to $55 million; and
•Net Leverage Ratio below 4.5x at year-end fiscal 2023.

With respect to projected fiscal 2023 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast and presentation. Participants can also dial in over the phone by calling 1 (888) 510-2008. The Event Plus passcode is 1774171. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, March 9, 2023, by dialing 1-800-770-2030, and entering the Event Plus passcode 1774171.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, On The Border® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among others.

After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, the effect of inflation of other supply chain disruptions, statements regarding the Company’s projected balance sheet and liabilities, including net leverage, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by actions by the Company’s competitors’ that result in the Company’s products not suitably differentiated from the products of their competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; the risk that recently completed business combinations and other acquisitions recently completed by the Company (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combinations; changes in applicable law or regulations; costs related to the Business Combinations; the ability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Commission, for the fiscal year ended January 1, 2023 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Net Leverage Ratio

Organic Net Sales is defined as net sales excluding the impact of acquisitions and excluding the impact of IO route conversions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition, and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report

Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, Distribution, and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisitions of Kennedy Endeavors, Kitchen Cooked, Inventure, Golden Flake, Truco Enterprises, R.W. Garcia and Festida. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members is converted to Class A Common Stock.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of the Festida Foods and R.W. Garcia acquisitions, and the buyout of Clem and J&D Snacks.

Net Leverage Ratio is defined as Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assist investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended January 1, 2023 and January 2, 2022
(In thousands, except share information)
(Unaudited)

	Thirteen weeks ended January 1, 2023	Thirteen weeks ended January 2, 2022
Net sales	$354,669	$300,932
Cost of goods sold	239,221	210,451
Gross profit	115,448	90,481

Selling, distribution and administrative expenses
Selling and distribution	67,892	60,200
Administrative	39,794	36,157
Total selling, distribution, and administrative expenses	107,686	96,357

Loss on sale of assets, net	(228)	(101)

Income (loss) from operations	7,534	(5,977)

Other (expense) income
Interest expense	(12,946)	(8,225)
Other income	320	1,335
(Loss) gain on remeasurement of warrant liability	(3,312)	2,520
Other (expense) income, net	(15,938)	(4,370)

Loss before income taxes	(8,404)	(10,347)
Income tax expense (benefit)	(22,231)	5,835
Net income (loss)	13,827	(16,182)

Net loss attributable to noncontrolling interest	1,060	8,435
Net income (loss) attributable to controlling interest	$14,887	$(7,747)

Earnings (loss) per share of Class A Common Stock: (in dollars)
Basic	$0.18	$(0.10)
Diluted	$0.18	$(0.10)
Weighted-average shares of Class A Common Stock outstanding
Basic	80,815,963	77,571,190
Diluted	83,362,862	77,571,190

Net income (loss)	$13,827	$(16,182)
Other comprehensive (loss) gain:
Change in fair value of interest rate swap	(3,196)	676
Comprehensive income (loss)	10,631	(15,506)
Net comprehensive loss (income) attributable to noncontrolling interest	2,413	8,435
Net comprehensive income (loss) attributable to controlling interest	$13,044	$(7,071)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the year ended January 1, 2023 and January 2, 2022
(In thousands, except share information)

	For the year ended January 1, 2023	For the year ended January 2, 2022
Net sales	$1,408,401	$1,180,713
Cost of goods sold	959,344	796,804
Gross profit	449,057	383,909

Selling, distribution and administrative expenses
Selling and distribution	294,061	249,352
Administrative	150,343	125,855
Total selling, distribution, and administrative expenses	444,404	375,207

Gain on sale of assets, net	691	1,864

Income from operations	5,344	10,566

Other (expense) income
Interest expense	(44,424)	(34,708)
Other income	400	3,551
Gain on remeasurement of warrant liability	720	36,675
Other (expense) income, net	(43,304)	5,518

(Loss) income before income taxes	(37,960)	16,084
Income tax (benefit) expense	(23,919)	8,086
Net (loss) income	(14,041)	7,998

Net loss attributable to noncontrolling interest	13,649	12,557
Net (loss) income attributable to controlling interest	$(392)	$20,555

(Loss) earnings per share of Class A Common Stock: (in dollars)
Basic	$—	$0.26
Diluted	$—	$0.25
Weighted-average shares of Class A Common Stock outstanding
Basic	80,093,094	76,677,981
Diluted	80,093,094	81,090,229

Net (loss) income	$(14,041)	$7,998
Other comprehensive gain:
Change in fair value of interest rate swap	47,279	2,791
Comprehensive income	33,238	10,789
Net comprehensive (income) loss attributable to noncontrolling interest	(6,568)	12,557
Net comprehensive income attributable to controlling interest	$26,670	$23,346

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
January 1, 2023 and January 2, 2022
(In thousands)

	As of January 1, 2023	As of January 2, 2022
ASSETS
Current Assets
Cash and cash equivalents	$72,930	$41,898
Accounts receivable, less allowance of $1,815 and $1,391, respectively	136,985	131,388
Inventories	118,006	79,517
Prepaid expenses and other assets	34,991	18,395
Current portion of notes receivable	9,274	6,706
Total current assets	372,186	277,904
Non-current Assets
Property, plant and equipment, net	345,198	303,807
Goodwill	915,295	915,438
Intangible assets, net	1,099,565	1,142,509
Non-current portion of notes receivable	12,794	20,725
Other assets	95,328	55,963
Total non-current assets	2,468,180	2,438,442
Total assets	$2,840,366	$2,716,346
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	18,472	11,414
Current portion of other notes payable	12,589	9,957
Accounts payable	114,360	95,369
Accrued expenses and other	92,012	71,280
Total current liabilities	237,433	188,020
Non-current portion of term debt	893,335	830,548
Non-current portion of other notes payable	20,339	24,709
Non-current accrued expenses and other	67,269	55,838
Non-current warrant liability	45,504	46,224
Deferred tax liability	124,802	136,334
Total non-current liabilities	1,151,249	1,093,653
Total liabilities	1,388,682	1,281,673
Commitments and contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 80,882,334 and 77,644,645 shares issued and outstanding as of January 2, 2022 and January 3, 2021, respectively.	8	8
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 59,349,000 and 59,349,000 shares issued and outstanding as of January 2, 2022 and January 3, 2021, respectively.	6	6
Additional paid-in capital	926,919	912,574
Accumulated deficit	(254,564)	(236,598)
Accumulated other comprehensive income	30,777	3,715
Total stockholders' equity	703,146	679,705
Noncontrolling interest	748,538	754,968
Total equity	1,451,684	1,434,673
Total liabilities and equity	$2,840,366	$2,716,346

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended January 1, 2023 and January 2, 2022
(In thousands)

	For the year ended January 1, 2023	For the year ended January 2, 2022
Cash flows from operating activities
Net (loss) income	$(14,041)	$7,998
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Impairment and other charges	4,678	—
Depreciation and amortization	86,801	80,725
(Gain) loss on remeasurement of warrant liability	(720)	(36,675)
Gain on sale of assets	(691)	(1,864)
Stock based compensation	10,632	12,961
Deferred income taxes	(29,359)	4,828
Amortization of deferred financing costs	1,933	3,919
Changes in assets and liabilities:
Accounts receivable, net	(5,597)	(4,528)
Inventories, net	(38,490)	(10,595)
Prepaid expenses and other assets	(18,379)	(2,931)
Accounts payable and accrued expenses and other	51,426	(5,451)
Net cash provided by (used in) operating activities	48,193	48,387
Cash flows from investing activities
Acquisitions, net of cash acquired	(75)	(117,585)
Purchases of property and equipment	(87,965)	(31,739)
Purchases of intangibles	—	(1,757)
Proceeds from sale of property and equipment	4,333	3,033
Proceeds from sale of routes	23,399	14,186
Proceeds from the sale of IO notes	5,017	11,762
Proceeds from insurance claims for capital investments	3,935	—
Notes receivable, net	(24,711)	(13,998)
Net cash used in investing activities	(76,067)	(136,098)
Cash flows from financing activities
Line of credit borrowings, net	(36,000)	36,000
Borrowings on term debt and notes payable	124,592	825,139
Repayments on term debt and notes payable	(21,037)	(795,488)
Payment of debt issuance cost	(3,660)	(9,210)
Payments of tax withholding requirements for employee stock awards	(6,217)	—
Exercised warrants	—	57,232
Proceeds from issuance of shares	28,000	—
Dividends paid	(17,157)	(11,908)
Distribution to noncontrolling interest	(9,615)	(18,987)
Net cash provided by (used in) financing activities	58,906	82,778

Net increase (decrease) in cash and cash equivalents	31,032	(4,933)

Cash and cash equivalents at beginning of period	41,898	46,831
Cash and cash equivalents at end of period	$72,930	$41,898

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Organic Net Sales

	13-Weeks Ended			52-Weeks Ended
(dollars in millions)	January 1, 2023	January 2, 2022	Change	January 1, 2023	January 2, 2022	Change
Net Sales as Reported	$354.7	$300.9	17.9%	$1,408.4	$1,180.7	19.3%
Impact of Acquisitions	(9.0)			(58.4)
Impact of IO Conversions	3.2			14.2
Organic Net Sales (1)	$348.9	$300.9	15.9%	$1,364.2	$1,180.7	15.5%

(1) Organic Net Sales excludes the Impact of Acquisitions and the Impact of IO Conversions that took place after Q1 2021, except for the impact of Vitner’s, which was acquired on February 8, 2021.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Gross Profit	$115.4	$90.5	$449.1	$383.9
Depreciation and Amortization	8.9	9.8	40.7	35.2
Non-Cash, Non-recurring adjustments	5.4	3.2	14.3	6.1
Adjusted Gross Profit	$129.7	$103.5	$504.1	$425.2
Adjusted Gross Profit as a % of Net Sales	36.6%	34.4%	35.8%	36.0%

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Selling, Distribution, and Administrative Expense - Incl Depreciation and Amortization	$107.7	$96.4	$444.4	$375.2
Depreciation and Amortization in SD&A Expense	(11.6)	(11.6)	(46.1)	(45.5)
Non-Cash, and/or Non-recurring Adjustments	(10.4)	(18.6)	(65.0)	(57.9)
Adjusted Selling, Distribution, and Administrative Expense	$85.7	$66.2	$333.3	$271.8
Adjusted SD&A Expense as a % of Net Sales	24.2%	22.0%	23.7%	23.0%

Adjusted Net Income

	13-Weeks Ended		52-Weeks Ended
(dollars in millions, except per share data)	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net Income (Loss)	$13.8	$(16.2)	$(14.0)	$8.0
Income Tax (Benefit) Expense	(22.2)	5.8	(23.9)	8.1
(Loss) Income Before Taxes	(8.4)	(10.4)	(37.9)	16.1
Deferred Financing Fees	0.9	0.4	1.9	3.9
Acquisition Step-Up Depreciation and Amortization	13.2	12.7	52.8	51.5
Certain Non-Cash Adjustments	2.1	2.7	11.3	11.6
Acquisition and Integration	5.1	7.9	45.8	27.0
Business and Transformation Initiatives	8.8	10.8	22.1	24.5
Financing-Related Costs	0.1	—	0.3	0.7
(Gain) Loss on Remeasurement of Warrant Liability	3.3	(2.5)	(0.7)	(36.7)
Other Non-Cash and/or Non-Recurring Adjustments	33.5	32.0	133.5	82.5
Adjusted Earnings before Taxes	25.1	21.6	95.6	98.6
Taxes on Earnings as Reported	22.2	(5.8)	23.9	(8.1)
Income Tax Adjustments (1)	(25.8)	0.2	(41.8)	(10.2)
Adjusted Taxes on Earnings	(3.6)	(5.6)	(17.9)	(18.3)
Adjusted Net Income	$21.5	$16.0	$77.7	$80.3

Average Weighted Basic Shares Outstanding on an As-Converted Basis	140.2	136.9	139.4	136.7
Fully Diluted Shares on an As-Converted Basis	142.7	141.3	141.5	141.2
Adjusted Earnings Per Share	$0.15	$0.11	$0.55	$0.57

(1) Income Tax Rate Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Core D&A - Non-Acquisition-related included in Gross Profit	$4.8	$6.4	$24.3	$19.8
Step-Up D&A - Transaction-related included in Gross Profit	4.1	3.4	16.4	15.4
Depreciation & Amortization - included in Gross Profit	8.9	9.8	40.7	35.2

Core D&A - Non-Acquisition-related included in SD&A Expense	2.5	2.3	9.7	9.4
Step-Up D&A - Transaction-related included in SD&A Expense	9.1	9.3	36.4	36.1
Depreciation & Amortization - included in SD&A Expense	11.6	11.6	46.1	45.5

Depreciation & Amortization - Total	$20.5	$21.4	$86.8	$80.7

Core Depreciation and Amortization	$7.3	$8.7	$34.0	$29.2
Step-Up Depreciation and Amortization	13.2	12.7	52.8	51.5
Total Depreciation and Amortization	$20.5	$21.4	$86.8	$80.7

EBITDA and Adjusted EBITDA

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net Income (Loss)	$13.8	$(16.2)	$(14.0)	$8.0
Plus non-GAAP adjustments:
Income Tax (Benefit) Expense	(22.2)	5.8	(23.9)	8.1
Depreciation and Amortization	20.5	21.4	86.8	80.7
Interest Expense, Net	12.9	8.2	44.4	34.7
Interest Income (IO loans)(1)	(0.3)	(0.4)	(1.6)	(2.4)
EBITDA	24.7	18.8	91.7	129.1
Certain Non-Cash Adjustments(2)	2.1	2.7	11.3	11.6
Acquisition and Integration(3)	5.1	7.9	45.8	27.0
Business Transformation Initiatives(4)	8.8	10.8	22.1	24.5
Financing-Related Costs(5)	0.1	—	0.3	0.7
(Gain) loss on Remeasurement of Warrant Liabilities(6)	3.3	(2.5)	(0.7)	(36.7)
Adjusted EBITDA	$44.1	$37.7	$170.5	$156.2

Net income (loss) as a % of Net Sales	0.4%	10.0%	(2.6)%	2.8%
Adjusted EBITDA as a % of Net Sales	12.4%	12.5%	12.1%	13.2%

(1)Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors most IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $8.8 million and $10.6 million of share-based compensation that was awarded to employees and directors for the year ended January 1, 2023 and the year ended January 2, 2022, respectively.
Asset Impairments and Write-Offs — For the year ended January 1, 2023, the Company recorded an adjustment for an impairment of $2.0 million related to the termination of distribution agreements. There were no adjustments for impairments recorded in fiscal 2021.
Purchase Commitments and Other Adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses. The adjustment related to Purchase Commitment and Other non-cash adjustments were $0.5 million, $1.0 million for the year ended January 1, 2023 and the year ended January 2, 2022, respectively.
(3)Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions. The majority of charges are related to the buyout of multiple distributors, which were accounted for as a contract terminations resulting in expense of $23.0 million for the year ended January 1, 2023 as well as other integration costs. During the the year ended January 1, 2023, we incurred incremental costs of $21.8 million, for the integration of Truco, R.W. Garcia, Kings Mountain, distributor buyouts, and costs to evaluate other potential acquisitions, as well as $1.0 million for the incremental Tax Receivable Agreement Liability associated with the Business Combination included in the year ended January 1, 2023. In fiscal 2021, acquisition related costs included $9.5 million of expense related to reclaiming distribution rights through purchases and terminations, in addition to $7.1 million of expense for the three acquired entities and the evaluation of other potential acquisition targets. Additionally in 2021, we incurred $10.4 million of expenses related to restructuring and integration costs related to recent acquisitions.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and ERP transition costs, fall into this category. The Company incurred such costs of $22.1 million for the year ended January 1, 2023 and $19.3 million for fiscal year 2021. Additionally, in 2021, we incurred certain one-time costs of $3.3 million associated with the damage of a manufacturing facility, net of expected proceeds from insurance policies, and one-time expenses as a result of COVID-19 of $1.9 million.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2021					FY 2022
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2021	Q1	Q2	Q3	Q4	FY 2022
Adjusted EBITDA	$37.9	$35.8	$44.8	$37.7	$156.2	$36.5	$42.2	$47.7	$44.1	$170.5
Pre-Acquisition Adjusted EBITDA(1)	3.6	3.0	2.0	1.6	10.2	0.2	—	—	—	0.2
Normalized Adjusted EBITDA(2)	$41.5	$38.8	$46.8	$39.3	$166.4	$36.7	$42.2	$47.7	$44.1	$170.7

(1) Pre-Acquisition Adjusted EBITDA - This adjustment represents the Adjusted EBITDA of acquired companies, Festida Foods and R.W. Garcia, prior to the acquisition date, as well as from the buyout date of Clem and J&D Snacks.
(2) Normalized Adjusted EBITDA for fiscal 2021 and fiscal 2022 does not include identified unrealized integration-related cost savings of $11.3 million and $7.9 million, respectively, expected to be realized from the elimination of certain procurement, manufacturing, and logistics as well as selling, distribution, and administrative expenses, in connection with the acquisitions of Truco Enterprises, Vitner’s, Festida Foods, R.W. Garcia, and the buyouts of Clem and J&D Snacks.

Net Debt and Leverage Ratio

(dollars in millions)	As of January 1, 2023
Term Loan	$779.3
Real Estate Loan	88.1
ABL Facility	—
Capital Leases(1)	65.0
Deferred Purchase Price	0.8
Gross Debt(2)	933.2
Cash and Cash Equivalents	72.9
Total Net Debt	$860.3

Last 52-Weeks Normalized Adjusted EBITDA	$170.7

Net Leverage Ratio(3)	5.0x

(1) Capital Leases include equipment term loans and excludes the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on Normalized Adjusted EBITDA of $170.7 million, before giving effect to identified unrealized integration-related cost savings of $7.9 million in fiscal 2022.